Exhibit 21

LIBERTÉ INVESTORS INC. Listing of Subsidiaries of the Registrant

The Registrant has no parent. At June 30, 2002, the subsidiary of the Registrant was as follows:

Name of subsidiary	Organized Under the Laws of	Percentage of Voting securities Owned by the Registrant
LNC Holdings Inc.	Nevada	100%